CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 18, 2014 relating to the financial statements and financial highlights which appear in the December 31, 2013 Annual Reports to Shareholders of Manning & Napier Fund, Inc. – Real Estate Series, Strategic Income Conservative Series and Strategic Income Moderate Series, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Custodian, Independent Registered Public Accounting Firm, and Counsel”, and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

November 6, 2014